Filed Pursuant to Rule 433

Registration No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$750,000,000

FLOATING RATE SENIOR NOTES, DUE MARCH 2016

FINAL TERM SHEET

Dated March 19, 2013

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	Floating Rate Senior Notes, due March 2016

Aggregate Principal Amount Initially Being Issued:	$750,000,000

Issue Price:	100.00%

Trade Date:	March 19, 2013

Settlement Date:	March 22, 2013 (T+3)

Maturity Date:	March 22, 2016

Ranking:	Senior, Unsecured

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	Actual/360

Base Rate:	Three-Month LIBOR (Reuters)

Index Maturity:	90 days

Spread:	82 basis points

Interest Payment Dates and Interest Reset Dates:	March 22, June 22, September 22 and December 22 of each year, commencing on June 22, 2013, subject to adjustment in accordance with the modified following business day convention.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, June 22, 2013, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Barclays Capital Inc.; BB&T Capital Markets, a division of BB&T Securities, LLC; Capital One Southcoast, Inc.; CIBC World Markets Corp.; Deutsche Bank Securities Inc.; Lloyds Securities Inc.; Mizuho Securities USA Inc.; Natixis Securities Americas LLC; RBS Securities Inc.; Santander Investment Securities Inc.; Scotia Capital (USA) Inc.; Standard Chartered Bank; Swedbank AB (publ); VTB Capital plc

Junior Co-Managers:	Lebenthal & Co., LLC; Loop Capital Markets LLC; Mischler Financial Group, Inc.

CUSIP:	06051GEV7

ISIN:	US06051GEV77

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.